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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT


        We consent to the use in this Amendment No. 1 to Registration Statement No. 333-49500 of Nuvera Fuel Cells, Inc. (a development stage company) on
Form S-1 of our report dated November 3, 2000 relating to the financial statements of Epyx Corporation (a development stage company) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Epyx Corporation as a development stage enterprise and to the merger of Epyx Corporation with De Nora Fuel Cells S.p.A.) appearing in the prospectus, which is a part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

February 2, 2001
Boston, Massachusetts